Filed Pursuant to Rule 433

Registration No. 333-264196-01

Free Writing Prospectus dated February 20, 2024

DTE ELECTRIC COMPANY

PRICING TERM SHEET

$500,000,000 2024 Series B 4.850% General and Refunding Mortgage Bonds due 2026

$500,000,000 2024 Series C 5.200% General and Refunding Mortgage Bonds due 2034

Issuer:	DTE Electric Company

Anticipated Ratings*:	Aa3 (stable) / A (stable) / A+ (stable) (Moody’s/ S&P/ Fitch)

Trade Date:	February 20, 2024

Settlement Date:	T+7; February 29, 2024

Security:	2024 Series B 4.850% General and Refunding Mortgage Bonds due 2026	2024 Series C 5.200% General and Refunding Mortgage Bonds due 2034

Principal Amount:	$500,000,000	$500,000,000

Maturity Date:	December 1, 2026	March 1, 2034

Coupon:	4.850%	5.200%

Interest Payment Dates:	June 1 and December 1, commencing June 1, 2024	March 1 and September 1, commencing September 1, 2024

Benchmark Treasury:	4.125% due February 15, 2027	4.000% due February 15, 2034

Benchmark Treasury Price/Yield:	99-08 5⁄8 / 4.389%	97-24 3⁄4 / 4.276%

Spread to Benchmark Treasury:	+47 bps	+93 bps

Yield to Maturity:	4.859%	5.206%

Price to Public:	99.984%	99.953%

Optional Redemption:	The Series B Bonds will be redeemable in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the Series B Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

Prior to December 1, 2033, (the “Par Call Date”), the Series C Bonds will be redeemable in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Series C Bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the Series C Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Series C Bonds will be redeemable in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Series C Bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP:	23338V AU0	23338V AV8

ISIN:	US 23338VAU08	US 23338VAV80

Joint Book-Running Managers:	BofA Securities, Inc. MUFG Securities Americas Inc. Scotia Capital (USA) Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.
*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll free at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, MUFG Securities Americas Inc. toll free at 1-877-649-6848, Scotia Capital (USA) Inc. toll free at 1-800-372-3930, TD Securities (USA) LLC toll free at 1-855-495-9846 or U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607.